Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

                We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-61036 and 333-89943) pertaining to the InsWeb Corporation 1995 Stock Option Plan, 1997 Stock Option Plan, Senior Executive Nonstatutory Stock Option Plan and 1999 Employee Stock Purchase Plan of our report dated January 21, 2005, with respect to the consolidated financial statements and schedule of InsWeb Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP
Sacramento, California
March 23, 2005